Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Dietrich Industries, Inc. Hourly 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-126175) filed on Form S-8 of Worthington Industries, Inc. and the Dietrich Industries, Inc. Hourly 401(k) Plan of our report dated May 27, 2008, with respect to the financial statements and supplemental schedule of the Dietrich Industries, Inc. Hourly 401(k) Plan as of and for the years ended December 31, 2007 and 2006, which report appears in the annual report on Form 11-K of the Dietrich Industries, Inc. Hourly 401(k) Plan for the year ended December 31, 2007.

/s/ MEADEN & MOORE, LTD.
Certified Public Accountants

June 20, 2008
Cleveland, Ohio